Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 24, 2021, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is April 14, 2021, relating to the financial statements, which appears in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-254663) of NeuroPace, Inc. We also consent to the reference to us under the heading “Experts” in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-254663) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 21, 2021